F i r s t   F u n d i n g   C o r p o r a t i o n
         Corporate Investment Bankers

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     February 8, 2002                       700 Canal Street, 2nd Floor
                                            Stamford, Connecticut 06902-5921
                                            203-324-2626
     Strictly Confidential                  Facsimile 203-965-0605
     ---------------------                  Email: FrstFund@aol.com


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     Mr. Rolf K. Liebergesell
     Chairman, President & CEO
     FARREL CORPORATION
     25 Main Street
     Ansonia, CT 06401-1601

     Dear Rolf:

     I thought it might be a good idea to memorialize in this letter some of the conversations we have had concerning unilateral alterations we have made to the administration of First Funding Corporation's contract with Farrel
     Corporation which has been to Farrel's benefit during its current challenging time.

     Since July 1st of 2001 we have not billed for regular hourly services pursuant to Section III, Paragraph D of our Corporate Financial Services Contract as has been our custom and practice since 1986. Indeed, this work has been utilized to support the range of services I have provided during this period of time so with the normal monthly retainer, we have utilized other personnel to support my activities.

     I am also attaching herewith an invoice governed by that same Section III, Paragraph D of our contract for the deferred hours in connection with the First Union financing and we are canceling this invoice as we will not be billing for this either.

     Pursuant to the Letter Agreement dated November 1, 1991 amending the Corporate Financial Services Contract dated June 17, 1986, as you know for my services First Funding is entitled to a monthly retainer check of $41,666.67. Effective March 1, 2002, as I discussed with you, we will be reducing this amount by $50,000 per year and hereinafter until March 1, 2003, we will instead be billing $37,500 monthly. Accordingly, we will adjust our services with a view toward helping Farrel reduce its expenditures.

     None of this is to indicate that we do not stand ready to assist the Company in any way as we have in the past. I wish you all success and look forward to participating in any way you feel which may be helpful to the Company.

     Yours very truly,

     /s/ Charles S. Jones
     Charles S. Jones
     Chairman